UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2019

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
___________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbols (s)	Name of each exchange on which registered
Common Stock	ARTNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On December 17, 2019, Artesian Water Company, Inc. (the “Company”), the principal subsidiary of Artesian Resources Corporation, and CoBank, ACB (“CoBank”), entered into a Bond Purchase Agreement (the “Agreement”) relating to the issue and sale by the Company to CoBank of a $30 million principal amount First Mortgage Bond, Series V (the “Bond”), due October 31, 2049 (the “Maturity Date”).  The Bond was issued pursuant to the Company’s Indenture of Mortgage dated as of July 1, 1961, as amended and supplemented by supplemental indentures, including the Twenty-Fourth Supplemental Indenture dated as of December 17, 2019 (the “Supplemental Indenture”), from the Company to Wilmington Trust Company, as Trustee (the “Indenture”).  The Indenture is a first mortgage lien against substantially all of the Company’s utility plant.  The proceeds from the sale of the Bond shall be used to pay down outstanding lines of credit of the Company and a loan payable to Artesian Resources Corporation, and any additional proceeds shall be used to fund future capital investment by the Company.  The Delaware Public Service Commission approved the issuance of the Bond on November 14, 2019.

The Bond carries an annual interest rate of 4.42% through but excluding the Maturity Date.  Interest is payable on January 30th, April 30th, July 30th and October 30th in each year and on the Maturity Date, beginning January 30, 2020, until the Company’s obligation with respect to the payment of principal, premium (if any) and interest shall be discharged.  Overdue payments shall bear interest as provided in the Supplemental Indenture. The term of the Bond also includes certain limitations on the Company’s indebtedness.

The Agreement contains customary default provisions where the Bond will become due and payable no less than 30 days from notice received by CoBank, referred to as “Events of Redemption.”  Such Events of Redemption include, among others, breach of covenants or warranties; defaults under or failure to pay certain other indebtedness; failure to pay certain final judgments; certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings; and certain ERISA events.  In the event that any Event of Redemption below should occur and be continuing, CoBank shall have the right to require the Company, and the Company shall be obligated, to redeem all bonds then held by CoBank.  The bonds shall be redeemed at a price equal to the sum of (i) the aggregate principal amount to be redeemed, (ii) the interest accrued thereon through the date of redemption and (iii) a make-whole amount as described in the Supplemental Indenture.

The Bond was issued in a private placement in reliance on exemptions from registration under the Securities Act of 1933, pursuant to the terms of the Bond Purchase Agreement.

The foregoing summary is qualified in its entirety by reference to the text of the Supplemental Indenture and Bond Purchase Agreement, copies of which are filed as Exhibits 4.1 and 4.2, respectively, hereto and are incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1 Twenty-Fourth Supplemental Indenture dated as of December 17, 2019, between Artesian Water Company, Inc. and Wilmington Trust Company, as trustee.

4.2  Bond Purchase Agreement, dated December 17, 2019, by and between Artesian Water Company, Inc., and CoBank, ACB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: December 19, 2019	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer

Exhibit Index

4.1 Twenty-Third Supplemental Indenture, dated as of December 17, 2019, between Artesian Water Company, Inc. and Wilmington Trust Company, as trustee.

4.2  Bond Purchase Agreement, dated December 17, 2019, by and between Artesian Water Company, Inc., and CoBank, ACB.